Exhibit 10.18C

SECOND AMENDMENT TO SUBLEASE

This SECOND AMENDMENT TO SUBLEASE (“2nd Amendment”) is made and entered into as of November 16, 2006 by and between BROADVISION, INC., a Delaware Corporation (“Sublandlord”), and BigBand Networks, Inc., a Delaware Corporation (“Subtenant”).

R E C I T A L S:

A. Sublandlord and Subtenant entered into that certain Sublease dated as November 30, 2005, for approximately 10,000 rentable square feet and that certain First Amendment to the Sublease dated November 2, 2006 (the Sublease and the First Amendment are collectively referred to herein as the “Sublease”) for approximately an additional 8,259 rentable square feet in a building located at 585 Broadway, Redwood City, CA 94063 (“collectively the “Sublease Premises”). The Premises and the Sublease Premises are more particularly described in the Sublease and the First Amendment, copies of which are attached hereto as Exhibit “A”.

B. Sublandlord and Subtenant desire to further modify the Sublease as set forth in this 2nd Amendment, which modifications shall be deemed effective as of the date of this 2nd Amendment as indicated above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby amend the Sublease and agree as follows:

AGREEMENT

1. Defined Terms. All capitalized terms used and not otherwise defined in this 2nd Amendment, but defined in the Sublease, shall have the same meaning in this 2nd Amendment as in the Sublease.

2. Modifications. Sublandlord and Subtenant hereby agree that the Sublease shall be modified and/or supplemented as follows:

a)	Section B of the Recitals shall be supplemented by the addition of the following: “Effective as of November , 2006 the rentable square feet shall be increased by approximately 524 rentable square feet as more particularly shown on the layout attached as Exhibit B hereto (“Training Room”). Except as set forth in this Amendment, all references to Sublease Premises in the Sublease shall apply equally to Training Room.”

b)	Section 4 (a)(i) shall be supplemented by the addition of the following: “Commencing on November , 2006 or the date Master Landlord’s consent is fully executed for the Training Room (“TR Commencement Date”) and continuing throughout the remainder of the Term of this Sublease, Subtenant shall pay an additional monthly rent (“TR Additional Rent”) for the Training Room in the amount of $1.82 per rentable square foot per month on a Full Service basis, as set forth in the following table:

Period	Additional Rent
TR Commencement Date to 11/30/07	$953.68/month.

Upon execution of this Amendment, Subtenant shall pay to Sublandlord the TR Additional Rent from the TR Commencement Date thru December 31, 2006, with fractional month, if any, prorated by the number of effective days in the month. Except as set forth in this section 2 b), all references to Rent in the Sublease shall apply equally to the TR Additional Rent. Beginning January 1, 2007, BroadVision shall add the TR Additional Rent to the Additional Rent set forth in the First Amendment to the Sublease for the Additional Sublease Premises and shall during calendar year 2007 invoice Subtenant for a total of $15,985.06 per month for the combined premises denoted by the Additional Sublease Premises subleased under the First Amendment and the Training Room subleased pursuant to this 2nd Amendment.”

c)	Section 7(a) shall be supplemented by the following: “Sublandlord shall deliver the Training Room in “AS-IS” condition with all building systems in good working order and condition. Sublandlord shall continue to have access to the Training Room 24 hours a day, 7 days a week, as deemed necessary by Sublandlord, solely for the purpose of accessing network and power wiring. Sublandlord shall not be responsible for any demise or construction. If demise or construction is required, Subtenant (i) shall be solely responsible for the same, and (ii) shall first obtain Sublandlord’s written permission to proceed with any demise or construction so as not to disturb Sublandlord’s required access to the Training Room, and (iii) further shall obey all approval and restoration rights stated in the Master Lease, unless agreed to otherwise by Master Landlord.”

d)	Section 8 shall be supplemented by the following: “Subtenant shall have access to the Training Room 24 hours a day, 7 days a week, solely for the purpose of accessing network and power wiring.”

e)	Section 10 shall be supplemented by the following: “Sublandload provides no furniture in the Training Room.”

f)	Section 16 (b) is supplemented by the following: ‘“Subtenant shall have no option to terminate the Sublease of the Training Room. “

g)	Section 19 is supplemented by the following: “Sublandlord and Subtenant hereby represent that they have not engaged with any broker for the sublease of the Training Room and neither shall be liable to the other for brokerage fees.”

3.	Miscellaneous:

(a)	Effect of Amendments. Except to the extent the Sublease is modified by this 2nd Amendment, the remaining terms and provisions of the Sublease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Sublease and the terms of this 2nd Amendment, the terms of this 2nd Amendment shall prevail.

(b)	Entire Agreement. This 2nd Amendment embodies the entire understanding between Sublandlord and Subtenant with respect to its subject matter and can be changed only by an instrument in writing signed by the Sublandlord and Subtenant,

(c)	Counterparts. This 2nd Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same 2nd Amendment.

(d)	Corporate and Partnership Authority. If Sublandlord and Subtenant are a corporation or partnership, or is comprised of either or both of them, each individual executing this 2nd Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this 2nd Amendment for the corporation or partnership and that this 2nd Amendment is binding upon the corporation or partnership in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this 2nd Amendment as of the date and year first set forth above.

“SUBLANDLORD”	BROADVISION, Inc., A Dejaware Corporation

	By:	/s/ Illegible

	Its:	VP Finance

	Date:	11-20-2006

“SUBTENANT”	BIGBAND NETWORKS, INC., A Delaware Corporation

	By:	/s/ Robert Horton
Robert Horton

	Its:	Vice President and General Counsel

	Date:	11-16-2006

CONSENT OF MASTER LANDLORD

The Board of Trustees of the Leland Stanford Junior University, the Master Landord under the Master Lease, hereby consents to the Second Amendment to the Sublease attached hereto, and all of the terms and conditions contained therein. Master Landlord hereby recognizes and will honor the Subtenant’s rights under the Sublease in the event of any default of Tenant under the Master Lease or termination of the Master Lease.

By:

Its:

Date:

EXHIBIT A

SUBLEASE AND FIRST AMENDMENT TO SUBLEASE

EXHIBIT B

TRAINING ROOM